EXHIBIT 2.2
Contingent Amounts.


     (a) Definitions. For purposes of this Schedule 2.05(c), the following terms shall be defined as indicated:

     First Earn-out Period - the twelve consecutive month period commencing February 1, 2002.

     Second Earn-out Period - the twelve consecutive month period commencing February 1, 2003.

     Calendar 2001 Income Statement - Seller's statement of operations for the year ended December 31, 2001, to be prepared by Seller consistent with past practice and its audited financial statements, reviewed by its and Purchaser's independent accountants, and delivered to Purchaser on or before March 31, 2002.

     Target Amount - an amount equal to Seller's gross margin for the year ended December 31, 2001, as reflected on the Calendar 2001 Income Statement. In the event that Purchaser disputes the gross margin shown on the Calendar 2001 Financial Statement, Purchaser shall provide written notice to Seller of such objection within thirty (30) days of the receipt of the Calendar 2001 Income Statement, and the parties shall attempt to negotiate a resolution of the dispute in good faith. If they are unable to resolve such dispute within thirty days of receipt by Purchaser of Seller's objection, then the matter shall be resolved in the manner provided in Section 10.10(a) of this Agreement.

     Gross Margin - with respect to either the First Earn-out Period or the Second Earn-out Period, the "gross margin" generated by the Business during each such period. For purposes of such determination, "gross margin" shall mean Total Operating Revenue of the Business less Total Cost of Operating Revenue of the Business determined on a consistent basis to that applied in the preparation and presentation of the Seller Financial Statements, subject to the following adjustments: gross margin shall be reduced by (x) an amount representing the increase, if any, in gross margin resulting from any incremental increase in open rebates realized upon submission thereof under NMHC's or its Affiliates contracts and (y) an amount representing savings to the Business resulting from claims being submitted under NMHC's or its Affiliates provider contracts, and gross margin shall be increased by an amount representing decreases in revenues to the Business resulting from the changes to telecommunications line charges made at the direction of NMHC or its Affiliates.

     (b) First Earn-out Period. If the Gross Margin for the First Earn-out Period equals or exceeds the product of (i) 0.90 and (ii) the Target Amount, then the Purchaser shall pay to the Seller, as additional purchase price, on the terms set forth in this schedule, an amount (the "First Contingent Amount"), equal to: the product of (x) $2,000,000 and (y) a fraction, the numerator of which is the Gross Margin for the First Earn-out Period and the denominator of which is the Target Amount, provided that if such fraction is greater than one
(1), such fraction shall instead be deemed to equal one (1) for purposes of this calculation, such that in no event shall the First Contingent Payment exceed $2,000,000. The First Contingent Payment, if any, shall be paid by the Purchaser to the Seller in two equal installments, the first installment to be paid on the 95th day following the last day of the First Earn-out Period, and the second installment to be paid on the one year anniversary of the first installment payment, unless in either case there is dispute with respect to such amount, in which case any amount required to be paid by the Purchaser to the Seller under this paragraph following resolution of the dispute pursuant to this Agreement shall be paid promptly thereafter.

     (c) Second Earn-out Period. If the Gross Margin for the Second Earn-out Period equals or exceeds the product of (i) 0.90 and (ii) the Target Amount, then the Purchaser shall pay to the Seller, as additional purchase price, on the terms set forth in this schedule, an amount (the "Second Contingent Amount" and, together with the First Contingent Amount, the "Contingent Amounts"), equal to: the product of (x) $2,000,000 and (y) a fraction, the numerator of which is the Gross Margin for the Second Earn-out Period and the denominator of which is the Target Amount, provided that if such fraction is greater than one (1), such fraction shall instead be deemed to equal one (1) for purposes of this calculation, such that in no event shall the Second Contingent Payment exceed $2,000,000. The Second Contingent Payment, if any, shall be paid by the Purchaser to the Seller in two equal annual installments, the first installment to be paid on the 95th day following the last day of the Second Earn-out Period, and the second installment to be paid on the one year anniversary of the first installment payment relating to the Second Earn-out Period, unless in either case there is dispute with respect to such amount, in which case any amount required to be paid by the Purchaser to the Seller under this paragraph following resolution of the dispute pursuant to this Agreement shall be paid promptly thereafter.

     (d) Additional Incentive Payment. In addition to the payment contemplated under paragraph (b) above, if the "AIP Adjusted Gross Margin" (defined below) exceeds the product of (i) 1.1 and (ii) the Target Amount (such product referred to herein as the "Additional Incentive Payment Target"), then the Purchaser shall pay to the Seller, as additional purchase price, on the terms set forth in this schedule, a one-time amount (the "Additional Incentive Payment") equal to: the product of (x) 0.0758 and (y) the AIP Adjusted Gross Margin minus the Additional Incentive Payment Target. The Additional Incentive Payment, if any, shall be paid by the Purchaser on the 95th day following the last day of the First Earn-out Period, unless there is dispute with respect to such amount, in which case any amount required to be paid by the Purchaser to the Seller under this paragraph following resolution of the dispute pursuant to this Agreement shall be paid promptly thereafter. "AIP Adjusted Gross Margin" means, for the First Earn-out Period, (x) Operating Revenues attributable to customers of the Business ("Qualifying Customers") which were either customers of the Business at the time of the Closing or prospective customers of the Business negotiating contracts with representatives of the Business at the time of the Closing, which prospective customers are represented by the Seller to be listed on Schedule 1 attached hereto, less (y) Cost of Operating Revenues attributable to Qualifying Customers.

Additional Covenants.

     (a) During the Earn-out Periods, NMHC, the Purchaser and the Seller agree as follows:

     (i) NMHC and Purchaser shall (i) subject to the last sentence of this paragraph, provide sufficient funds, personnel and other resources throughout the Earn-out Periods to enable Purchaser to, and Purchaser shall, continue to conduct the Business in substantially the same manner as the Business was conducted by Seller prior to the Closing Date, as well as to enable Purchaser to pursue additional business opportunities, and (ii) operate the Business consistent with reasonably prudent business practice. Notwithstanding anything to the contrary contained in this Agreement or Schedule, no violation or breach of any agreement contained in this Agreement or Schedule shall occur by reason of any decision by the Purchaser or NMHC to (i) terminate, amend or modify the Temporary Services Agreement, (ii) not hire any employee or former employee of the Seller, (iii) terminate any employee of NMHC, the Purchaser or their respective Affiliates, (iv) terminate, amend or modify the terms of any business relationship or agreement which is consistent with reasonably prudent business practice or (v) take any other action which is consistent with reasonably prudent business practice.

     (ii) During the Earn-out Periods, neither NMHC, Purchaser nor their respective Affiliates shall take any action, or fail to take any action inconsistent with the provisions of this Schedule, where such action or such failure to take action could reasonably be expected to adversely and materially affect Seller's ability to realize the payments contemplated in this Schedule.


     (iii) During the Earn-out Periods, for purposes of calculating the First Contingent Amount and the Second Contingent Amount only, all pharmacy benefit management business which (x) was part of the Business prior to the Closing or
(y) has been derived from the Business or from customers or accounts sourced or introduced to Purchaser and its Affiliates by present or future employees of the Business, shall be conducted through the Business, or otherwise shall be included in the calculation of "Gross Margin."

     (b) Purchaser and Seller shall cooperate with each other regarding the exchange and provision of information to each other about the operations of the Business during the Earn-out Periods and in the calculations contemplated in this Schedule, including, without limitation, reasonable access to all business records of Purchaser related to the such calculations.


     (c) Except as otherwise provided herein, all calculations required to be made under this Schedule 2.05(c) shall be made by the Purchaser and reviewed by NMHC's independent accountants. On or prior to (x) the 60th day following each of the Earn-out Periods, Purchaser shall provide Seller with a written statement setting forth in reasonable detail all relevant financial information and calculations utilized in determining the amount of Gross Margin for each of the Earn-out Periods and (y) the 60th day following the First Earn-out Period,
Purchaser shall provide Seller with a written statement setting forth in reasonable detail all relevant financial information and calculations utilized in determining the amount of the AIP Adjusted Gross Margin. Seller shall have 30 days from receipt of any such statement to object to the relevant calculations. In the event of any such objection, the parties shall attempt to negotiate a resolution of the dispute in good faith. If they are unable to resolve such dispute within thirty days of receipt by Purchaser of Seller's objection, then the matter shall be resolved in accordance with the provisions of Section 10.10(a) of this Agreement.


Indemnification Provisions

     Notwithstanding anything to the contrary contained in this Agreement or Schedule, the Purchaser and NMHC shall deduct from the amounts of the First Contingent Amount, the Second Contingent Amount and the Additional Incentive Payment which may become payable hereunder the amounts of any Losses ("Claimed Losses") for which any Purchaser Indemnified Party has submitted a bona fide claim under Article VIII of this Agreement. In the event that it is ultimately determined in accordance with the terms of this Agreement that such Purchaser Indemnified Party is not entitled to indemnification for all or a portion of such Claimed Losses, Purchaser shall promptly pay to the Seller any amounts that had been deducted by the Purchaser under the immediately preceding sentence in respect of the disallowed Claimed Losses, to the extent not previously paid.